UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION
(RULE 14c-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

JISHANYE, INC.
(Name of Registrant as Specified in Its Charter)

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JISHANYE, INC.
7F, No. 247, Misheng 1st Road, Xinxing District
Kaosiung City 800
Taiwan, Republic of China

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN, pursuant to Section 228(e) of the Delaware General Corporation Law, that the holders of more than a majority of the outstanding shares of common stock of Jishanye, Inc., a Delaware corporation, have taken the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

(1)	The election of the following two directors, to comprise the entire board of directors, to serve until the next annual meeting of stockholders and until their successors are elected and qualified: Chun-Hao Chang and Mei-Chun Lin.

(2)	The approval of the amended and restated certificate of incorporation of the Corporation.

(3)	The approval of a one-for-three reverse split of our common stock.

The enclosed information statement contains information pertaining to the matter acted upon.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Chun-Hao Chang
Chief Executive Officer
Kaohsiung City, Republic of China
June 1, 2016

JISHANYE, INC.
7F, No. 247, Misheng 1st Road, Xinxing District
Kaosiung City 800
Taiwan, Republic of China

INFORMATION STATEMENT
Action by Written Consent of Shareholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting in lieu of the 2016 annual meeting of stockholders to elect directors and take other action as described in this information statement.  We are mailing this information statement to our stockholders on or about June 6, 2016. No action is requested or required on your part.

What action was taken by written consent?
We obtained stockholder consent to the following action:

•	The election of the following two directors, to comprise the entire board of directors, to serve until the next annual meeting of stockholders and until their successors are elected and qualified: Chun-Hao Chang and Mei-Chun Lin.
•	The approval of the amended and restated certificate of incorporation of the Corporation.
•	The approval of a one-for-three reverse split of our common stock.

How many shares of common stock were outstanding on the date that we received stockholder approval?
On May 20, 2016, the date on which we received consent described above, there were 60,300,001 shares of common stock, par value $0.0001 per share, outstanding.
What vote was obtained?
We obtained the consent of the holders of 41,760,000 shares of common stock, representing 69.3% of our outstanding common stock on May 20, 2016.  As a result, we have obtained all stockholder approval necessary under Delaware law for the election of directors and for the approval of our amended and restated certificate of incorporation and for the approval of the one-for-three reverse split.
The consent was given by Chun-Hao Chang, Jishanye Inc., a British Virgin Islands company, and Shenzhen Guanzu Investment Consultion (collectively, the “Majority Stockholders”).  Mr. Chang is the beneficial owner of, and has the sole voting and disposition power with respect to, the stock owned by Jishanye BVI and Shenzhen Guanzu Investment Consultion.
Who is paying the cost of this information statement?
We will pay for preparing, printing and mailing this information statement.  Only one information statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this information statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.  We estimate our legal, transfer agency, printing, mailing and related costs associated with this information statement will be approximately $5,000.
Is any additional action required for the election of the directors?
All action necessary for the election of directors under Delaware law has been taken.

Is any additional action required for the adoption of our amended and restated certificate of incorporation or the reverse split?
All action necessary for the approval of our amended and restated certificate of incorporation and the approval of the one-for-three reverse split has been taken.  The amended and restated certificate of incorporation and the reverse split will become effective upon the filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.  This filing will be made on or about the 20th day after we mail this information statement to our stockholders.

ELECTION OF DIRECTORS

Directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our by-laws provide that the board of directors shall consist of between one and ten directors, as determined by the board of directors, but if no determination is made, the number is four.  The board of directors has set the number of directors at two.  Neither of the directors were elected at a meeting at which proxies were solicited.  The present directors were elected by the majority stockholders by written consent in lieu of a meeting and an information statement was sent to our stockholders.

The directors named in this information statement were elected by the Majority Stockholders.  The Company does not have a nominating committee.

All of the directors have consented to being named in this information statement and to serve. The following table sets forth certain information concerning the directors.

Name	Age	Principal Occupation or Employment	Director Since
Chun-Hao Chang	39	President and chief executive officer of the Company	2013
Mei-Chun Lin	42	Chief financial officer of the Company	2015

Mr. Chun-Hao Chang has been president and a director since October 24, 2013 and chief executive officer since September 15, 2014. Mr. Chang is the also chairman of Taiwan Life, and Taiwan Life Funeral Enterprises Ltd., companies in which he owns a 20% and 45% equity interest, respectively. Taiwan Life Funeral Enterprises also provide funeral management services in Taiwan. Mr. Chang has been the chief executive officer of Taiwan Life since 2010. Although Mr. Chang devotes a portion of his time to his other business activities, his principal business activity is as our chief executive officer. Mr. Chang was the supervisor of Kaohsiung City Youth Career Development Association and The Port Junior Chamber from 2012 to 2013. Mr. Chang was selected as a director because of his business operations experience.

Ms. Mei-Chun Lin has been chief financial officer since September 15, 2014. Mei-Chun Lin graduated from National Sun Yat-sen University and majored in accounting. At present, she is studying for an executive master’s degree at Business Management Institute of I-Shou University. Ms. Lin worked with Lv Huiqing Accounting Firm as an account examiner from August 1998 to August 2000, Gao Du Motor Corporation Ltd. as chief accountant from September 2000 to July 2010 and as audit supervisor from July 2010 to September 2012, and Xing Da Company Limited as accounting supervisor from November 2012 to September 2013. Ms. Lin has 17 years of accounting experience.

There is no family relationship among any of our officers or directors.

Our board of directors has no committees.

Our board of directors did not hold any meetings in 2015.

Code of Ethics

We have not adopted a code of ethics to apply to our executive officers.

Section 16(a) Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and such beneficial owners, our current directors and officers filed delinquent Forms 3 and 4.

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our board of directors should address the communication either to the board of directors or to the individual director c/o Ms. Mei-Chun Lin, chief financial officer, Jishanye, Inc., 7F, No. 247, Misheng 1st Road, Xinxing District, Kaosiung City 800, Taiwan, Republic of China. Ms. Lin will forward the communication either to all of the directors, if the communication is addressed to the board, or to the individual director, if the communication is directed to a director.

APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Our board of directors and the Majority Stockholders have approved an amended and restated certificate of incorporation.  A copy of the amended and restated certificate of incorporation is included as Exhibit A to this information statement.  The descriptions in this information statement are summaries and are qualified in their entirety by reference to the amended and restated certificate of incorporation.
The principal changes in the amended and restated certificate of incorporation are the following:
Creation of Preferred Stock
Our amended and restated certificate of incorporation includes a class of preferred stock, consisting of 10,000,000 shares of preferred stock, par value $0.0001 per share.  The board of directors has broad discretion in the creation and issuance of one or more classes or series of preferred stock, which shall be set forth in the resolution or resolutions adopted by the board providing for the issuance of such class or series and included in a certificate of designation filed pursuant to the Delaware General Corporation Law.  The board of directors is vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.  Each class or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the board may determine, from time to time, which shall be set forth in the certificate of designation.  We do not presently have any agreements or understandings with respect to the issuance of preferred stock.  However, since we require additional funds for our operations, we believe that we need the flexibility to be able to issue preferred stock in the event that we sell equity securities.
Indemnification
The amended and restated certificate of incorporation provides that we shall indemnify our officers and directors and others whom we are permitted to indemnify to the maximum extent permitted by Delaware law.  Section 145 of the Delaware General Corporation Law gives a corporation broad power to indemnify directors, officers and other persons.  We also pay expenses (including attorneys’ fees) incurred by an officer or director party in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification, to the fullest extent permitted by such Section 145, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us.  Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, we shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.
Limitation on Liability
The present certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty subject to certain exceptions as provided in the Delaware General Corporation Law.  The amended and restated certificate of incorporation provides that if the General Corporation Law is amended to authorize further elimination or limitation of the liability of directors, these additional provisions shall apply to our directors.
Compromise or Arrangement with Creditors and Stockholders
The amended and restated certificate of incorporation includes a provision where, in connection with a compromise or arrangement between us and any class of creditors or stockholders, if a majority in number and three-fourth in value of the creditors or stockholders or class of creditors or stockholders, as the case may be, approve a compromise or arrangement which is sanctioned by the court, it is binding on all of the creditors or class of creditors or stockholders or class of stockholders.

APPROVAL OF A ONE-FOR-THREE REVERSE SPLIT OF OUR COMMON STOCK
Our board of directors and the Majority Stockholder approved an amendment to our certificate of incorporation to effect a one-for-three reverse split of our common stock.  As a result of the reverse split, each share of common stock outstanding at the effective time of the reverse split, will, without any action on the part of the holder thereof, become one-third of a share of common stock.  The common stock, as presently constituted, is referred to as the old common stock, and the common stock resulting from the reverse split is referred to as the new common stock.   Our certificate of incorporation presently authorizes the issuance of 100,000,000 shares of common stock, par value $0.0001 per share.  Neither the number of authorized shares nor the par value will be affected by the reverse split.
Effective Date
The reverse split will become effective upon the filing with the Delaware Secretary of State of the amended and restated certificate of incorporation.  At such time, each share of common stock then issued and outstanding would automatically become and be converted into one-third share of common stock; however, trading in the new common stock may be subject to obtaining approval from FINRA.  We presently have outstanding 60,300,001 shares of common stock outstanding.  After giving effect to the one-for-three reverse split, there would be outstanding approximately 20,100,001 shares.  The exact number will be determined after adjusting for additional shares resulting from the rounding up of fractional shares, as described below.
Purposes of the Reverse Split
The reverse split would decrease the number of shares of common stock outstanding and presumably increase the per share market price for the new common stock. However, there is no active market for our common stock.  The common stock is traded on the OTC Pink. The OTC Pink market is not a national securities exchange and does not provide the benefits to stockholders which a national exchange provides. Furthermore, according to the OTC Markets website, the OTC Pink “is for all types of companies that are there by reasons of default, distress or design, which is why they are further segmented based on the level of information that they provide.”
There is a very limited trading market for our common stock, and there are frequently days on which there is no trading in our common stock. As of May 31, 2016, the most recent sale of our common stock as reported on the OTC Markets website was a sale of 200 shares on October 5, 2015, at a price of $5.97 per share, and the previous reported sale transaction was for 100 shares on September 25, 2015 at $1.99 per share.  On May 31, 2016, the last reported sale price was $5.97 per share, the closing bid price was $0.01 per share and the closing ask price was $1.00 per share.
We require additional funds for our operations.  Although the most recent price for the stock was $5.97 per share, we do not believe that such a price accurately reflects the market value of our stock.  We believe that any investors who would make an investment in our stock would not look to the reported price but would value us as if we did not have a publicly traded stock.  Because of the large number of currently outstanding shares, we believe that it would be difficult to raise funds in the equity market and that having a smaller number of shares would improve our ability to raise money from knowledgeable investors, although we cannot give any assurance that we will be successful any efforts we may make to raise money in the equity market.
While we recognize that one of the effects of the reverse split would be the reporting of our historical stock price at very high numbers, such as $17.91 per share, we believe that it is in our best interest to reduce our capitalization to approximately 20,100,000 shares since we think that we would be better able to raise funding for our business.  We do not presently have any formal or informal agreement or understanding with respect to any financing, and we cannot assure you that, after we effect the reverse split, we will be able to obtain any financing.
The effect of the reverse split upon the market price for our common stock cannot be accurately predicted. We do not believe that the market price for shares of common stock will be proportionately greater after the reverse split than immediately prior to the reverse split, or that the market price will increase, or that any increase will be maintained for any period of time, after the reverse split.  Because of the absence of any trading market in our common stock, we do not believe that the stock price information that is presently available has any meaning to knowledgeable investors. We also cannot assure you that the reverse split will not adversely impact the market price of our common stock.  We expect that, if a market develops for our common stock, it will be at a significant discount from the presently last reported sales price.
The reverse split will not have any affect upon the market value of our publicly held shares.  As of May 31, 2016, the market value of our publicly held shares, which is the shares held by stockholders other than affiliates, based on the average of the closing bid price ($0.01) and asked price ($1.00) of our common stock on that date, was approximately $18.6 million.

Principal Effects of the Reverse Split
Based upon the 60,300,001 shares of common stock outstanding on May 20, 2016, the reverse split would decrease the outstanding shares of common stock by approximately 67%, and, once effective, the reverse split would result in approximately 20,100,001 shares of new common stock outstanding. Since we provide for the rounding up of fractional shares to the next higher whole number of shares, the actual number of shares issuable pursuant to the reverse split will be greater than the numbers set forth in this paragraph.
We do not have any outstanding warrants, options or other convertible securities.
We will obtain a new CUSIP number for our common stock effective at the time of the reverse split.  Our stock symbol will stay the same at JSHY, however, to avoid confusion, for a short period, there will be a D at the end of our symbol, which would be JSHYD.  Following the effectiveness of the reverse split, we will provide each record holder of common stock with information to enable such holder to obtain new stock certificates.
Subject to the provisions for elimination of fractional shares, as described below, the reverse split will not result in a change in the relative equity position or voting power of the holders of common stock. Each share of new common stock will entitle the holder to one vote.  The reverse split will not affect our reporting obligations under the Securities Exchange Act of 1934.
The 60,300,001 shares of old common stock outstanding on May 20, 2016, represented approximately 60.3% of the 100,000,000 authorized shares, and the approximately 20,100,000 shares of common stock to be outstanding after the reverse split would represent approximately 20.1% of the 100,000,000 authorized shares of common stock.  The decrease in the percentage of authorized shares represented by the outstanding shares may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or by-laws and could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by the board of directors. At this time, the board of directors does not have plans to issue any shares of common stock, except that it is considering a possible equity financing for working capital, including the sale of convertible notes with a conversion price that is not related to the price reported by the OTC Markets on May 31, 2016 as the last reported price of $5.97, which, after giving effect to the one-for-three reverse split, would be $17.91.
Exchange of Certificate and Elimination of Fractional Share Interests
On the effective date of the reverse split, each three shares of old common stock will automatically be combined and changed into one share of new common stock.  No additional action on our part or on the part of any stockholder will be required in order to effect the reverse split.  Stockholders will be requested to exchange their certificates representing shares of old common stock held prior to the reverse split for new certificates representing shares of new common stock issued as a result of the reverse split.  Stockholders will be furnished the necessary materials and instructions to enable them to effect such exchange promptly after the effective date of the reverse split.  Certificates representing shares of old common stock subsequently presented for transfer will not be transferred on our books and records, but we will effect the conversion of the shares of old common stock into shares of new common stock.   Stockholders should not submit any certificates until requested to do so.  Shares of old common stock held in your brokerage account will be exchanged for shares of new common stock by your broker.
In the event any certificate representing shares of old common stock is not presented for exchange upon our request, any dividends or other distributions that may be declared after the effective date of the reverse split with respect to the new common stock represented by such certificate will be withheld by us until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.
No fractional shares of new common stock will be issued to any stockholder.  Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of their certificates representing shares of old common stock, receive such additional fractional share as will result in the holder having a whole number of shares.

Federal Income Tax Consequences
The combination and change of each three shares of the old common stock into one share of new common stock should be a tax-free transaction to residents of the United States, and the holding period and tax basis of the old common stock will be transferred to the new common stock received in exchange therefor. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse split. The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides.  This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.
BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information as to shares of common stock beneficially owned as of May 20, 2016, by:

•	Each director and nominee for director;
•	Each officer named in the summary compensation table;
•	Each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	All officers and directors as a group.

Name	Shares of Common Stock Beneficially Owned	Percent
Chun-Hao Chang (1)	41,760,000	69.3%
Mei-Chun Lin	0	0.0%
Jishanye Inc. (BVI) (1)	7,792,000	12.9%
Yambear Holding Limited (2)	4,260,000	7.1%
Jo-Lin Chang (3)	3,840,000	6.4%
All officers and directors as a group (one person owning stock) (1)	41,760,000	69.3%

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of May 20, 2016. As of May 20, 2016, we had 60,300,001 shares of common stock outstanding.

(1) The 41,760,000 shares of common stock beneficially owned by Mr. Chang, represents 31,968,000 owned by Mr. Chang, 7,792,000 shares owned by Jishanye BVI and 2,000,000 shares owned by Shenzhen Guanxu Investment Consultion Co., Ltd., both of which are owned by Mr. Chang., and Mr. Chang has the sole voting and disposition power with respect to the shares owned by both of these companies.  The address for Mr. Chang and the two corporations is c/o Jishanye, Inc., 7F, No. 247, Minsheng 1st Road, Xinxing District, Kaohsiung City 800, Taiwan, Republic of China.
(2) The Company believes that Yen-Ling Wang holds the voting and dispositive power of Yambear Holding Limited.  The address of record for Yambear Holding is 17/F, Flat C, Siu Nin Building 32 Tsat Tze Mui Road, North  Point, Hong Kong.
(3) The address of record for Jo-Lin Chang is 15/F, No. 269-9 Sec 2, Guangfu Road, Fengshan District, Kaohsiung, 830, Republic of China.
MANAGEMENT

The following table sets forth information concerning our executive officers.

Name	Age	Position
Chun-Hao Chang	39	Chief executive officer and president
Mei-Chun Lin	42	Chief financial officer

Our officers serve at the pleasure of the board of directors. See “Election of Directors” for information concerning Mr. Chang and Ms. Lin.  There is no family relationship between any of our executive officers.

SUMMARY COMPENSATION TABLES

The following tables set forth below a summary of the dollar values of the compensation provided in 2015 and 2014 to each person who served as our principal executive or financial officer during 2015.  No officer received compensation of $100,000 or more during 2015.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chun-Hao Chung, president and chief executive officer	2015 2014	$ -- --	-- --	-- --	-- --	-- --	-- --	$711 --	$ 711 --
Mei-Chun Lin, chief financial officer	2015 2014	7,147 --	-- --	-- --	-- --	-- --	-- --	-- --	7,147 --

 (1) Ms. Mei-Chun Lin has served as chief financial officer since September 15, 2014.
Employment Agreements
On April 11, 2016, we entered into employment agreements with Mr. Chun-Hao Chang, our chief executive officer, and Ms. Mei-Chun Lin, our chief financial officer, pursuant to which we pay Mr. Chang an annual salary of NTD1,200,000, or approximately $37,000, and we pay Ms. Lin an annual salary of NTD600,000, or approximately $18,500.  The agreements have a term commencing April 11, 2016 through April 30, 2019 and continue on a year-to-year basis thereafter unless terminated by either party on written notice given not later than 90 days prior to the expiration of the initial term or any one-year extension.
Pursuant to an employment agreement between Jishanye Taiwan and our former chief executive officer, Mr. Hsin-Lung Lin dated September 1, 2012, Mr. earned a salary of NTD32,000 (approximately $1,100) per month to serve as chief executive officer our Taiwan subsidiary, Jishanye Taiwan. Mr. Lin resigned as chief executive officer in September 2014 but was still being compensated under his agreement until the agreement was terminated in July 2015. Mr. Lin resigned as a director on August 4, 2015.
Director Compensation
Our directors, both of whom are officers, do not receive compensation for service on the board, other than the compensation that they receive for service as employees.
RELATED PARTY TRANSACTIONS

During 2015, we leased three office premises from related parties. We leased offices from Mr. Chun-Hao Chang, our chief executive officer, at a monthly rental of NTD 15,000 (approximately $455), from Taiwan Life at a monthly rental of NTD 10,000 (approximately $303), and from a director of our subsidiary for a monthly rental NTD 15,000 (approximately $455). Mr. Chang is chairman of, and owns a 20% equity interest in, Taiwan Life. During 2015, we recorded the rental expenses to affiliates of $6,603.
We entered into a five-year lease for a funeral parlor with an unrelated party. Taiwan Life issued a promissory note to guarantee the payment of NTD 500,000 (approximately $15,150) as security to the lessor in the event we terminate the lease prior to expiration.

During 2015, Mr. Chun-Hao Chang, extended loans in the amount of approximately $145,440, to us. In addition, in 2014 and 2015, Taiwan Life and Taiwan life Funeral Enterprises Ltd., companies in which Mr. Chang holds a 20% and 45% equity interest, respectively, an of which he is chairman, extended loans to us in the amounts of approximately $151,459 and $9,090, respectively. The loans have no maturity date and do not bear interest.
On January 15, 2013, our former chief executive officer, chief financial officer and chairman of the board, Mr. Lin Hsin-Lung, made a loan to us in the amount of US$149,000. The loan has no maturity date, has no interest obligations and is currently outstanding.  Mr. Lin is no longer a related party.
On December 31, 2014, Taiwan Life Inc., made a loan to us in the amount of approximately US$10,000. The loan has no maturity date, has no interest obligations and is currently outstanding. In addition, Taiwan Life Inc., is providing us with rent free office space until November 2015.

On June 9, 2015, Chun-Hao Chang and Jishanye BVI, which is owned by Mr. Chang, purchased a total of 40,560,000 shares of common stock for a purchase price of $0.0209 per share, of which Mr. Chang purchase 30,768,000 shares for $643,051 and Jishanye BVI purchased 9,792,000 shares for $204,653.  The stock purchases were made as part of a private placement of a total of 47,800,000 shares for $999,020.

OTHER INFORMATION

Financial Statements

Our audited financial statements, which include our consolidated balance sheets at December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2015, are included in our Form 10-K for the year ended December 31, 2015, a copy of which accompanies this information statement.

Additional copies of our Form 10-K for the year ended December 31, 2015 may be obtained without charge by writing to Ms. Mei-Chun Lin, chief financial officer, Jishanye, Inc., 7F, No. 247, Misheng 1st Road, Xinxing District, Kaosiung City 800, Taiwan, Republic of China.  Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.  Our Form 10-K is available on the SEC’s website at https://www.sec.gov/Archives/edgar/data/1569737/000164033416000955/0001640334-16-000955-index.htm.

Deadline for Submission of Stockholders Proposals for the 2017Annual Meeting

Proposals of stockholders intended to be presented at the 2017Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than December 15, 2016 to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than January 15, 2017.  If notice of any stockholder proposal is received after January 15, 2017, then the notice will be considered untimely and we are not required to present such proposal at the 2016 annual meeting. If the board of directors chooses to present a proposal submitted after January 15, 2017 at the 2017 annual meeting, then the persons named in proxies solicited by the board of directors for the 2017 annual meeting may exercise discretionary voting power with respect to such proposal.

Chun-Hao Chang Chief Executive Officer

Kaohsiung City, Republic of China
June 1, 2016

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
JISHANYE, INC.
Jishanye, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows.
1. The name of the Corporation is Jishanye, Inc.  The original name of the Corporation was Yambear Bio-Tech, Inc.  The original certificate of incorporation was filed with the Secretary of State on October 25, 2013.
2. This Amended and Restated Certificate restates, integrates and amends the provision of Corporation’s certificate of incorporation.
3. The text of the Corporation’s certificate of incorporation is hereby restated and amended in its entirety to read as follows:
FIRST:  The name of the corporation is Jishanye, Inc. (the “Corporation”).
SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 3411 Silverside Road, Rodney Building No. 104, Wilmington, Delaware 19810, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporate Creations Network Inc.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH:  (a)                            The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares, of which (i) ten million (10,000,000) shares are designated as preferred stock, with a par value of $0.0001 per share (“Preferred Stock”), and (ii) one hundred million (100,000,000) shares are designated as common stock, with a par value of $0.0001 per share (“Common Stock”).
    (b)                             Except as provided by law or this Amended and Restated Certificate, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.
    (c)                             The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors (the “Board”) is hereby expressly authorized to provide for the creation and issuance of one or more classes or series of Preferred Stock, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the General Corporation Law, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.  Each class or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board may determine, from time to time, which shall be set forth in the Preferred Stock Designation, including, but not limited to:
(i)                           the designation of such class or series and the number of shares to constitute such class or series;
(ii)                          whether dividends shall be payable with respect to such class or series, and, if dividends are payable, the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or non-cumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;
(iii)                         whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, manner and other terms and conditions of such redemption;

                (iv)                        the special and relative rights and preferences, if any, and the amount or amounts per share, if any, which the shares of such class or series of Preferred Stock shall be entitled to receive, in preference over any or all other classes or series, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (and distribution of the net assets of the Corporation in connection therewith), and the extent that the holders of such class or series participate with the holders of any other class or series of capital stock of the Corporation;
(v)                         whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;
(vi)                        the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such class or series shall be entitled;
(vii)                        the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;
(vii)                        voting rights, if any, including special, conditional or limited voting rights with respect to any matter, including with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;
(viii)                       limitations and restrictions, if any, on the issuance or reissuance of any additional shares of such class or series or of any class or series of Preferred Stock; and
(ix)                        such other preferences, limitations or relative rights and privileges thereof as the Board, acting in accordance with applicable law and this Amended and Restated Certificate, may deem advisable and which are not inconsistent with law or with the provisions of this Amended and Restated Certificate.
FIFTH: The Board shall have power to make and to alter or amend the By-Laws of the Corporation.
SIXTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable, to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
SEVENTH: (a) The Corporation, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director party in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall, to the fullest extent permitted by such Section 145, be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby. Notwithstanding the foregoing provisions of this Article SEVENTH, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)  The rights to indemnification and advancement of expenses conferred by this Article SEVENTH shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)  Any repeal or amendment of this Article SEVENTH by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Article SEVENTH, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)  This Article SEVENTH shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees named in this Article SEVENTH.
EIGHTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
4. Upon the filing of this Amended and Restated Certificate, each share of Common Stock, par value of $0.0001 per share, outstanding on such date shall automatically become and be converted into one-third of a share of such Common Stock.
5. This Amended and Restated Certificate of Incorporation (as set forth herein and as the same may be hereafter amended in accordance with the General Corporation Law, the “Amended and Restated Certificate”) was duly adopted in accordance with the provisions of Sections 245, 242 and 228 of the General Corporation Law of Delaware.
6. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.
IN WITNESS WHEREOF, Jishanye, Inc. has caused this Restated Certificate of Incorporation to be signed by its chief executive officer this   th day of June, 2016.
/s/ Chun-Hao Chang
Chun-Hao Chang, Chief Executive Officer